Exhibit 10.39

OPTION AND RIGHT OF FIRST REFUSAL AGREEMENT

THIS OPTION AND RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”), effective as of this 1st day of May, 2013 (the “Effective Date”), by and between COURTHOUSE OUTPARCEL A-1-B-2, LLC, a Virginia limited liability company (hereinafter referred to as “Owner”), whose address is 222 Central Park Ave., Suite 2100, Virginia Beach, Virginia 23462, and ARMADA HOFFLER, L.P., a Virginia limited partnership (hereinafter referred to as “Optionee”), whose address is 222 Central Park Ave., Suite 2100, Virginia Beach, Virginia 23462 (sometimes individually referred to as the “Party” and collectively referred to as the “Parties”).

WITNESSETH:

WHEREAS, Owner is the fee simple owner of certain real property, together with all improvements thereon and all rights and appurtenances thereunto pertaining, located in the City of Virginia Beach, Virginia, (the “Property”) which real property is more particularly described in Exhibit “A” attached hereto and incorporated herein;

WHEREAS, subject to the terms and conditions set forth herein, Owner desires to grant Optionee an option and right of first refusal to purchase and acquire the Property, and Optionee desires to receive an option and right of first refusal to purchase and acquire the Property;

NOW, THEREFORE, in consideration of the sum of Ten and 00/100 Dollars ($10.00), the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Option. Owner hereby grants to Optionee an exclusive option (the “Option”) to purchase the Property, which may be exercised at any time during the Option Period (as herein defined) and in accordance with the terms and conditions set forth herein. Notwithstanding the foregoing, Optionee may not exercise the Option after the Owner has provided an Offer, as defined in Section 6 below, to Optionee, unless Optionee rejects the Offer and Owner fails to close on the sale of the Property to a third party as and when contemplated in the Offer.

2. Purchase Price. If Optionee exercises the Option, the purchase price (the “Purchase Price”) shall be an amount equal to the appraised value of the Property at the time the Option is exercised, as determined by an MAI appraiser mutually agreed upon by the Parties. If the Parties cannot agree upon an MAI appraiser to appraise the Property, the appraised value of the Property shall be determined by an MAI appraiser selected by The McCammon Group. The Purchase Price shall be paid by wire transfer or other form of immediately available funds at Closing.

3. Option Period; Property Investigation. The Option shall commence on the Effective Date and shall expire on the earliest of (a) the Closing, as defined below, (b) the closing on the Property by a third party in accordance with the provisions of Section 6 below, or (c) 12:01 a.m. on the day that is the fifth (5th) anniversary of the Effective Date (the “Option Period”). During the Option Period, the Optionee shall have the right to conduct, or cause to be conducted on its behalf, any investigation or evaluation of the fitness and suitability of the Property as the Optionee may desire (any or all of the foregoing, “Investigations”); provided, that (i) Optionee shall coordinate the timing of such Investigations with Owner in order to minimize the interference to Owner’s use of the Property, (ii) Optionee shall be solely responsible for the cost of any Investigations, and (iii) Optionee or the agents or contractors conducting such Investigations on Optionee’s behalf shall restore the Property to a condition substantially similar to that as existed prior to such Investigations and otherwise shall indemnify Owner from damage to the Property caused by such Investigations.

4. Exercise of Option. The Option shall be exercisable by Optionee delivering written notice (the “Option Notice”) of its exercise of the Option to Owner prior to the expiration of the Option Period.

5. Closing Under Option. The closing of the sale of the Property to Optionee pursuant to Optionee’s exercise of the Option (“Closing”) shall occur within sixty (60) days after the date Optionee delivers the Option Notice to Owner (“Closing Date”). Closing shall be held at the offices of Optionee’s attorney, or at such other place as the Parties may agree. At Closing, Owner shall deliver to Optionee a Special Warranty Deed conveying good and marketable fee simple title to the Property to the Optionee, free of all monetary liens and encumbrances (the “Deed”). All real estate taxes, stormwater assessments, condominium fees, property owners association fees, and other costs and expenses associated with the Property shall be prorated between the Owner and the Optionee as of the date of Closing; provided, however, Owner shall be responsible for payment when due of any and all “roll back” taxes, land use taxes or other similar taxes charged by the governmental locality in which the Property is located which may be charged against the Property and which related to any time period prior to Closing. Owner shall pay all expenses of preparation of the Deed and the grantor’s tax thereon. Except as otherwise provided for herein, Owner shall not be responsible for payment of any other closing costs or expenses associated with Closing on the Property. Optionee shall pay all other costs or expenses associated with Closing on the Property, including, without limitation, the costs of preparing deed(s) of trust and the costs of recording all documents and the costs of any Investigations, including but not limited to a physical survey of the Property. Each party shall be responsible for paying its own attorney’s fees and costs.

6. Right of First Refusal.

(a) Grant of Right. In the event Owner receives a bona fide expression of interest (an “Offer”), whether written (e.g., a letter of intent, term sheet or a draft contract) or oral, during the term of this Agreement from a third party outlining or summarizing the primary business terms on which such third party proposes to purchase the Property; and if such terms are satisfactory to Owner in Owner’s sole discretion, Owner shall deliver a copy or written transcription of such Offer to Optionee (although

Owner may obliterate or omit any reference to the identity of the third party offeror) containing all pertinent terms and notify Optionee in writing (collectively, the “ROFR Notice”) that such third party’s Offer triggers a right of first refusal in favor of Optionee. Optionee shall have fifteen (15) days after receipt of the ROFR Notice within which to accept or reject in writing Owner’s offer to sell the Property to Optionee in accordance with the Offer. If Optionee fails within such fifteen (15) day period to notify Owner in writing of its acceptance of the Offer as reflected in the ROFR Notice, then Optionee shall be deemed conclusively to have rejected such Offer. Notwithstanding the foregoing, if the Optionee has exercised the Option, Owner may not accept an Offer thereafter unless Optionee fails to close on the exercised Option pursuant to the terms of this Agreement.

(b) Business Terms. If Optionee elects to purchase the Property pursuant to the Offer, Optionee and Owner shall proceed diligently and in good faith to finalize and execute a sale and purchase agreement (the “Purchase Agreement”) relative to the transaction within thirty (30) days after Optionee gives notice of its acceptance of the Offer. The purchase price and all other terms and conditions of the Purchase Agreement shall be as set forth in the Offer and as are otherwise customary for a sale of real property of similar character and similarly situated as the Property.

(c) Optionee’s Rejection of Offer or Failure to Close. If the Offer is not accepted by Optionee or, if accepted, Optionee fails to close under the Purchase Agreement in accordance with its terms, the Option granted in this Agreement shall immediately terminate, the Owner may proceed with negotiations to sell the Property to the third party in accordance with the terms of the Offer, but not substantially more favorable to the third party than the terms contained in the Offer, and such sale shall be free and clear of Optionee’s right of first refusal; provided, however, if Owner fails to close the sale of the Property to such third party as and when contemplated by the Offer, then Optionee’s right of first refusal hereunder shall be reinstated as to such Offer and all subsequent Offers, subject to the terms hereof.

7. Condition of Premises. Upon exercise of the Option or, if the condition of the Property and associated representations and warranties as hereinafter described are not addressed by the terms of the Offer, Optionee’s closing on the Property pursuant to the Offer, Optionee shall accept the Property at the time of Closing in an “as is” and “where is” condition and with all existing faults and not in reliance on any agreement, understanding, condition, warranty (including, without limitation, warranties of habitability, merchantability or fitness for a particular purpose) or representation made by Owner or any agent, employee or principal of Owner or any other party as to the financial or physical (including, without limitation, environmental) condition of the Property, as to any matter, including without limitation as to any permitted use thereof, the zoning classification thereof or compliance thereof with federal, state or local laws, as to the income or expense in connection therewith, or as to any other matter in connection therewith. This paragraph shall survive Closing.

8. Notices. All notices, requests or other communications permitted or required under this Agreement shall be in writing and shall be communicated by personal delivery, overnight delivery by a reputable, nationally-recognized overnight carrier such as Federal Express, Airborne Express or UPS Overnight, or registered mail, return receipt requested, to the Parties at the addresses first shown above, or at such other address as any of them may designate in writing from time to time.

9. Miscellaneous.

(a) This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Virginia.

(b) All the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Parties hereto and their respective heirs, personal representatives, executors, successors and assigns.

(c) Any amendment or modification of this Agreement shall be made in writing executed by both Parties.

(d) Wherever used herein, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include all other genders.

(e) The captions and paragraph headings contained herein are for convenience only and shall not be used in construing or enforcing any of the provisions of this Agreement.

(f) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall, when collated together constitute one and the same agreement. This Agreement may be executed by any party by execution of a signature page transmitted by facsimile or PDF, and each signature transmitted by facsimile or PDF shall be deemed to be an original signature.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on their behalf and any Party executing this Agreement warrants that such party has the authority to do so.

OWNER:

COURTHOUSE OUTPARCEL A-1-B-2, LLC,
a Virginia limited liability company

By:	/s/ Louis S. Haddad		(SEAL)
Louis S. Haddad, Manager

OPTIONEE:

ARMADA HOFFLER, L.P.,
a Virginia limited partnership

By:	ARMADA HOFFLER PROPERTIES, INC.,
a Maryland corporation, General Partner

	By:	/s/ Louis S. Haddad	(SEAL)
Louis S. Haddad, President and Chief Executive Officer